EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of July 1, 2017, is by and between SCIENTIFIC INDUSTRIES, INC., a Delaware corporation with its principal executive offices at 80 Orville Drive, Suite 102, Bohemia, New York 11716 (the “Company”) and KARL NOWOSIELSKI, an individual residing at 139 Pascack Road, Pearl River, New York 10965 (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ Employee as a senior executive of the Company, and Employee desires to continue to serve in such capacity, all on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Retention of Services; Term. The Company hereby retains the services of Employee, and Employee agrees to furnish such services, upon the terms and conditions hereinafter set forth. Subject to earlier termination on the terms and conditions hereinafter provided, and further subject to certain provisions hereof which survive the term of the employment of Employee by the Company, the term of this Agreement shall be comprised of a three year period of employment commencing on July 1, 2017 and ending on June 30, 2020 (the “Initial Term”), and shall be extended thereafter for two additional one-year periods (each an “Additional Term”, and together with the Initial Term, the “Term”) unless or until the Company or Employee provides no less than 90 days’ prior notice to the other party of the termination of this Agreement at the end of the then-current Term.

2. Duties and Extent of Services During Period of Employment. During the Term, Employee shall: (a) remain employed by the Company as (i) President of the Company’s Torbal Division and (ii) Director of Marketing of the Company; (b) perform such duties and services as are commensurate with Employee’s positions; (c) devote Employee’s full business time and exclusive business efforts to serving the Company; (d) perform all duties incident to Employee’s position to the best of Employee’s ability and in compliance with the policies and procedures of the Company, applicable law and past practice with respect to Employee’s responsibilities; and (e) perform all of Employee’s responsibilities and duties hereunder in the Northeast United States region, subject, however, to the reasonable travel requirements of Employee’s position, which travel requirements may include visits or occasional work at other offices of the Company from time to time. Employee may work from home, from time to time, with the prior consent of the Company’s Board of Directors (the “Board”) or Chief Executive Officer.

3. Remuneration. During the Term, the Company shall pay to Employee as compensation for Employee’s services hereunder:

(a) a base salary equal to $157,000 per annum for the period from the date hereof through June 30, 2018, payable in a manner consistent with the Company’s payroll practices, which amount shall increase thereafter on first day of each fiscal year, commencing as of July 1, 2018, by the greater of (i) four percent (4%) per annum, or (ii) the percentage increase, if any, in the Consumer Price Index for all urban consumers as published by the U.S. Bureau of Labor Statistics (“CPI”) at the end of the immediate preceding year over the CPI as of the beginning of such year (measured in each case from the nearest date on or prior to the relevant anniversary date of the Term for which CPI data is published);

(b) an annual bonus of (i) $10,000 for the fiscal year ending June 30, 2018, payable not later than October 15, 2018, (ii) $10,000 for the fiscal year ending June 30, 2019, subject to achievement of a minimum increase of 5% in the Company’s Torbal division EBITDA over such fiscal year, payable not later than October 15, 2019, (iii) $10,000 for the fiscal year ending June 30, 2020, subject to achievement of a minimum increase of 5% in the Company’s Torbal division EBITDA over such fiscal year, payable not later than October 15, 2020, and (iv) for each subsequent year such additional bonus or bonuses as may be determined by the Board, or the compensation committee thereof (the “Compensation Committee”), in its sole discretion, in each case payable not later than the 97th day of the next fiscal year; and

As soon as reasonably practicable following the date of this Agreement, the Company’s Stock Option Committee shall grant to Employee non-qualified options (the “Stock Options”) to purchase 7,500 shares of common stock of the Company, par value $0.05 per share (the “Common Stock”), exercisable at an exercise price equal to the fair market value of the shares of Common Stock of the Company on the date of grant, pursuant to the Company’s 2012 Stock Option Plan, as amended (the “Plan”). The Stock Options will (i) have a ten-year term, including for the maximum period after any termination of Employee’s employment by the Company permitted under the Plan, and (ii) become exercisable one-third on each of the first, second and third anniversaries of the date of grant; provided, however, such vesting shall be accelerated by 12 months upon the occurrence of a Change in Control of the Company (as defined below), and shall contain a cashless exercise provision. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have taken place (A) if as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company within twelve months before such transaction shall cease to constitute a majority of the Board of the Company of any successor entity; (B) the consummation of a merger or consolidation of the Company, with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the contributing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned beneficially by persons other than the shareholders who owned beneficially more than 50% of the combined voting power of the Company’s securities immediately prior to such merger, consolidation or other reorganization; (C) the sale, transfer of other disposition of all or substantially all of the Company’s assets.

4. Employee Benefits; Expenses.

(a) During the Term, the Company shall provide to Employee the right to participate in the Company’s then existing medical and dental insurance and all other employee benefit plans and policies on the same terms as are then generally available to the Company’s senior executive employees, and not less than as currently provided to Employee, including without limitation, medical insurance, disability insurance, life insurance, holiday and sick pay, and the right to participate in and receive matching contributions pursuant to the Company’s plan under Section 401(k) of the Internal Revenue Code.

(b) Employee shall be entitled to paid vacation each fiscal year during the Term at the rate of twenty days per annum. Vacation shall be taken each year and, if not taken, up to two weeks of unused vacation days shall be carried over per year, for up to a maximum aggregate of 35 days carried over. In the event that Employee’s employment by the Company is terminated for any reason whatsoever, the Company shall pay to Employee an amount equal to the number of unused vacation days, including carried over vacation days, times Employee’s then-current daily rate of salary pursuant to Section 3(a) above, upon such termination. Employee shall also be entitled to six (6) personal days per fiscal year during the Term. In the event that Employee does not use all such personal days, the Company shall pay to Employee for up to 3 days of unused personal days’ times Employee’s then-current daily rate of salary pursuant to Section 3(a) above.

(c) The Company shall reimburse Employee, in accordance with the practice followed from time to time for other executive officers of the Company, for a cellular telephone, a laptop computer, including all expenses relating to operating a laptop computer and wireless connections and suitable software thereon, and all reasonable and necessary business and traveling expenses and other disbursements incurred by Employee for or on behalf of the Company in the performance of Employee’s duties hereunder, upon presentation by Employee to the Company of appropriate documentation of such.

5.       Disability. This Agreement may be terminated at the option of the Company if, as a result of any physical or mental disability, Employee is unable to perform substantially all of Employee’s major duties hereunder for a continuous period of four months or at least 90 days in any consecutive period of 180 days. Employee shall continue to receive Employee’s full salary plus bonus payments payable to Employee under Section 3 hereof regardless of any illness or incapacity, unless and until this Agreement is terminated. If Employee’s employment is terminated pursuant to this Section 5, Employee (or Employee’s personal representative, in the case of Employee’s death) shall be entitled to receive Employee’s full salary through the effective date of termination.

6.        Confidential Information; Proprietary Rights.

(a)       In the course of Employee's employment by the Company, Employee will have access to and possession of valuable and important confidential or proprietary data or information of the Company. Employee will not, during Employee's employment by the Company or at any time thereafter, divulge or communicate to any person, nor shall Employee direct any other employee, representative or agent of the Company to divulge or communicate to any person or entity (other than to a person or entity bound by confidentiality obligations similar to those contained herein and other than as necessary in performing Employee’s duties hereunder) or use to the detriment of the Company, or for the benefit of any other person or entity, including, without limitation, any competitor, supplier, licensor, licensee or customer of the Company, any of such confidential or proprietary data or information or make or remove any copies thereof, whether or not marked or otherwise identified as “confidential” or “secret.” Employee shall take all reasonable precautions in handling the confidential or proprietary data or information within the Company to a strict need-to-know basis and shall comply with any and all security systems and measures adopted from time to time by the Company to protect the confidentiality of confidential or proprietary data or information.

(b)       The term "confidential or proprietary data or information" as used in this Agreement shall mean information not generally available to the public, including, without limitation, any patent, patent application, license, sublicense, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, vendor lists, customer pricing or terms, details of client or consultant contracts, pricing policies, cost information, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any business, scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulae, improvements, information relating to the products currently being sold, developed or contemplated, by the Company, or which hereinafter may be sold, developed or contemplated, by the Company through the date of termination of this Agreement, including, but not limited to, the proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Notwithstanding the foregoing, data or information shall not constitute "confidential or proprietary data or information" hereunder if it:

(i) is or becomes part of the public domain other than due to the breach of this Agreement by Employee;
(ii) is already known to the Employee on a non-confidential basis at the time of disclosure by the Company;
(iii) becomes known to the Employee from a source other than the Company, provided that such source has not entered into a confidentiality agreement with the Company with respect to such information or obtained the information from an entity or person who is a party to a confidentiality agreement with the Company, and without a breach of this Agreement or without a breach of duty owed by any other person or entity to the Company;
(iv) is proven by competent evidence by the Employee that it was independently conceived or discovered by the Employee without reference to or use of the Company’s confidential or proprietary information; or
(v) is required by law to be disclosed by Employee.

(c)        Employee will at all times promptly disclose to the Company in such form and manner as the Company may reasonably require, any inventions, improvements or procedural or methodological innovations, including, without limitation, those relating to programs, methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented) conceived or developed or created by Employee during or in connection with Employee’s employment with the Company and which relate to the business of the Company (the "Intellectual Property"). Employee agrees that all such Intellectual Property shall be the sole property of the Company. Employee hereby assigns all of Employee’s right, title and interest to the Intellectual Property to the Company. Employee further agrees that Employee will execute such instruments and perform such acts as may reasonably be requested by the Company to transfer to and perfect in the Company all legally protectable rights in such Intellectual Property. To the extent any moral rights or other Intellectual Property rights are not legally transferable to the Company, Employee hereby waives and agrees to never assert any such rights against the Company or any of its affiliates, even after termination of employment with the Company.

(d)        All written materials, books, records and documents made by Employee or coming into Employee’s possession during Employee’s employment by the Company concerning any products, processes or systems used, developed, investigated, purchased, sold or considered by the Company or otherwise concerning the business or affairs of the Company, including, without limitation, any files, customer records such as names, telephone numbers, addresses and e-mail addresses, lists, firm records, brochures and literature, shall be the sole property of the Company, shall not be removed from the Company’s premises or transmitted to third parties by Employee, and upon termination of Employee’s employment by the Company, or upon request of the Company during Employee’s employment by the Company, Employee shall promptly deliver the same to the Company. In addition, upon termination of Employee’s employment by the Company, Employee will deliver to the Company all other Company property in Employee’s possession or under Employee’s control, including, but not limited to, financial statements, marketing and sales data, customer and supplier lists and information, account lists and other account information, database information, plans, designs and other documents, and Employee shall not retain any electronically stored versions of the same.

(e)         During the term of this Agreement, Employee shall comply in all respects with all applicable federal and state securities laws, including without limitation with respect to insider trading, and all policies and codes of conduct or ethics of the Company and its affiliates with respect thereto.

7.
Non-Competition; Non-Interference; Non-Solicitation.

(a)          During the Term and for a period of twelve months thereafter (the "Restricted Period"), Employee shall not, without the written consent of the Company, directly or indirectly, (i) become associated with, render services to, invest in, represent, advise or otherwise participate in as an officer, employee, director, stockholder, partner, member, promoter, agent of, consultant for or otherwise, any business, wherever conducted, which is directly competitive with the business conducted by the Company; or (ii) for Employee’s own account or for the account of any other person or entity (A) interfere with the Company’s relationship with any of its suppliers, customers, accounts, brokers, representatives or agents or (B) solicit or transact any business with any customer, account or supplier of the Company who or which transacts or has transacted business with the Company at any time during the Term; or (iii) employ or otherwise engage, or solicit, entice or induce on behalf of Employee or any other person or entity, the services, retention or employment of any person who has been an employee, principal, partner, stockholder, sales representative, trainee, consultant to or agent of the Company within one year of the date of such offer or solicitation. Notwithstanding any provisions in this Section 7, (1) this Section 7 shall not prohibit Employee from purchasing or owning up to five percent (5%) of the outstanding capital stock of a company which is listed or authorized for trading on any national securities exchange, Nasdaq or the over-the-counter markets or has a class of securities registered under Section 12 of the Securities Act of 1934, as amended and (2) to the extent not inconsistent with Employee’s obligations under this Agreement, Employee may engage in charitable or civic activities and make passive investments in businesses which are not competitive with the business of the Company.

(b)           If any one or more of the restrictions contained in this Section 7 shall for any reason be held to be unreasonable with regard to time, duration, geographic scope or activity, the parties contemplate and hereby agree that such restriction shall be modified and shall be enforced to the full extent compatible with applicable law. The parties hereto intend that the covenants contained in this Section 7 shall be deemed a series of separate covenants for each country, state, county and city. If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants deemed included in this Section 7 because, taken together, they cover too extensive a geographic area, the parties intend that those of such covenants (taken in order of the cities, counties, states and countries therein which are least populous) which if eliminated would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 7.

8.           Remedies. Employee acknowledges that the covenants contained in Sections 6 and 7 are fair and reasonable in order to protect the Company’s business and were a material and necessary inducement for the Company to agree to the terms of this Agreement and to the employment of Employee by the Company. Employee further acknowledges that any remedy at law for any breach or threatened or attempted breach of the covenants contained in Sections 6 and 7 may be inadequate and that the violation of any of the covenants contained in Sections 6 and 7 will cause irreparable and continuing damage to the Company. Accordingly, the Company shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder, including, without limitation, an order restraining any further violation of such covenants, or any other relief a court might award, without the necessity of showing any actual damage or irreparable harm or the posting of any bond or furnishing of other security, and that such injunctive relief shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The covenants in Sections 6 and 7 shall run in favor of the Company and its affiliates, successors and assigns. The provisions of Sections 6 and 7 and this Section 8 shall survive the termination of this Agreement.

9.             Termination.

(a)            The Company may terminate Employee’s services hereunder "for cause" by delivering to Employee not less than ten (10) days prior to the date on which the termination is to be effective, a written notice of termination for cause specifying the act, acts or failure to act that constitute the cause. For the purposes of this Agreement, “for cause” shall mean: (i) any act of material fraud or embezzlement; (ii) commission by Employee of any felony or entry of a plea of nolo contendere to a felony charge; (iii) commission by Employee of a crime involving moral turpitude or any knowing violation of any federal or state banking or securities law, (iii) any repeated refusal by Employee to perform Employee’s duties consistent with the terms of this Agreement after reasonable notice and opportunity to cure, (iv) any material breach by Employee of this Agreement, if such material breach, if capable of cure, is not cured within twenty (20) days after written notice thereof, (v) the gross negligence or gross misconduct (including conflict of interest in carrying out Employee's duties under this Agreement), or (vi) the death of Employee..

(b)            If (i) the Company terminates Employee’s employment hereunder "for cause" as set forth in Section 9(a) hereof or (ii) Employee voluntarily terminates Employee’s employment by the Company other than for “Good Reason” (as defined below), the Company shall pay to Employee any unpaid compensation payable pursuant to Section 3 hereof, which payment (y) shall include all compensation earned up until and including the date on which the termination is effective, and (z) shall be made within 30 days after the termination date, and no other compensation shall be payable to Employee.

(c)            If the Company terminates Employee’s employment hereunder for any reason other than "for cause" as set forth in Section 9(a) hereof, or Employee terminates Employee’s employment hereunder for “Good Reason” (as defined below), the Company shall pay to Employee compensation payable pursuant to Section 3 and Section 4 hereof, as specified herein, for one calendar year from the date of termination (the “Severance Payments”), including any accrued but unused vacation and sick time, and provide the Employee with health insurance benefits at the cost of the Company for one year after date of termination . Employee and the Company acknowledge that the foregoing provisions of this Section 9(c) are reasonable and are based upon the facts and circumstances of the parties at the time of entering into this Agreement, and with due regard to future expectations.

(d)           Resignation for Good Reason. Employee may terminate Employee's employment hereunder for "Good Reason". For purposes of this Agreement, "Good Reason" shall mean (i) a substantial diminution or change of the duties of the Employee which is materially inconsistent with Employee's duties and services provided for in Section 2 hereof, (ii) a material breach by the Company of this Agreement after notice and such breach has not been cured within twenty days after receipt of such notice, or (iii) any purported termination by the Company of Employee's employment otherwise than expressly permitted by this Agreement.

10.           Indemnification; Insurance.

(a)          The Company agrees to indemnify Employee and hold Employee harmless against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Employee is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Employee in connection with this Agreement to the full extent permitted by the Delaware General Corporation Law and by the Certificate of Incorporation and Bylaws of the Company, as may be amended from time to time.

(b)           The indemnification provision of this Section 10 shall be in addition to any liability which the Company may otherwise have to Employee.

(c)           If any action, proceeding or investigation is commenced as to which Employee proposes to demand such indemnification, Employee shall notify the Company with reasonable promptness. The Company shall have the right to retain counsel of its own choice to represent Employee, subject to Employee’s reasonable consent, and the Company shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with such counsel’s professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Employee made with the Company’s written consent, to the fullest extent permitted by the Delaware General Corporation Law and any other applicable law, the Certificate of Incorporation and Bylaws of the Corporation, as may be amended from time to time. No such settlement of any claim shall be made by Employee without the written consent of the Company.

(d)           Further, the Company agrees to include Employee in the coverage of any directors' and officers' liability it provides on behalf of its directors or senior executive officers and, if Employee is a fiduciary under a Company plan, coverage under the applicable fiduciary liability insurance policy.

11.
Taxes and Compliance with Section 409A.

(a)            This Agreement is intended to comply with Section 409A of the Internal Revenue Code (the “Code”) (as amplified by any regulations promulgated thereunder (the “Treasury Regulations”) or other Internal Revenue Service or U.S. Treasury Department guidance), and shall be construed and interpreted in accordance with such intent. If either the Company or Employee reasonably determine that the Agreement does not meet the requirements of Code Section 409A and that the Agreement may be amended or modified to meet the requirements of Code Section 409A, the Agreement shall be amended or modified in order to meet the requirements of Code Section 409A; provided, that any such amendment or modification shall be subject to the mutual agreement of Employee and the Company. Moreover, if, upon Employee’s separation from service, Employee is then a “specified employee” (as defined in Section 409A of the Code), then only to the extent necessary to comply with Code Section 409A and avoid imposition of taxes under Code Section 409A, the Company will defer payment of certain of the amounts owed to Employee under this Agreement until the earlier of Employee’s death or the first business day of the seventh month following Employee’s separation from service.

(b)           Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(c)           To the extent that any payments or reimbursements provided to Employee under this Agreement are deemed to constitute compensation to Employee to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than 75th day following the fiscal year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit. No offset by the Company shall be permitted against amounts that constitute deferred compensation subject to Code Section 409A.

12           Notices. All notices, claims or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, when sent by email, facsimile or other electronic transmission, the receipt of which is electronically confirmed, or one (1) day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, claims and other communications shall be sent to the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, claims and other communications hereunder may be given by any other means, but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient:

If to the Employee, to:	Karl Nowosielski
139 Pascack Road
Pearl River, NY 10965
Telephone: 201-925-7173
Email: karlnowos@gmail.com

With a copy to:	Kaufman & Associates, LLC
200 Motor Parkway, Suite B-13
Hauppauge, New York 11788
Attention: Neil M. Kaufman
Telephone: (631) 972-0042
Facsimile: (631) 410-1007
Email: nkaufman@kaufman-associates.com

If to the Company, to:	Scientific Industries, Inc.
80 Orville Drive, Suite 102
Bohemia, New York 11716
Attention: Chairman of Compensation Committee
Telephone: (631) 567-4700
Facsimile: (631) 567-5896
Email: gmorin@altamirainstruments.com

13.           Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and unless clearly inapplicable, all references herein to the Company shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder may not be delegated without the prior written approval of the Company. In the event of any consolidation or merger of the Company into or with any other corporation during the term of this Agreement, or the sale of all or substantially all of the assets of the Company to another corporation, person or entity during the term of this Agreement, such successor corporation shall assume this Agreement and become obligated to perform all of the terms and provisions hereof applicable to the Company, and Employee's obligations hereunder shall continue in favor of such successor corporation.

14.            Acknowledgment. Employee acknowledges that Employee has carefully read this Agreement, has had an opportunity to consult counsel regarding this Agreement and hereby represents and warrants to the Company that Employee’s entering into this Agreement, and the obligations and duties undertaken by Employee hereunder, will not conflict with, constitute a breach of or otherwise violate the terms of any other agreement to which Employee is a party and that Employee is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into and perform Employee’s obligations under this Agreement.

15.
Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT HEREBY UNCONDITIONALLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY RELATED DOCUMENTS, ANY DEALINGS BETWEEN OR AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

16.            Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, shall be the maximum restriction allowed by the laws of such jurisdiction and such restriction shall be deemed to have been revised accordingly herein. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.

17.           Miscellaneous. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any New York State or Federal court sitting in Suffolk County, New York over any suit, action or proceeding arising out of or relating to this Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any other agreements entered into between Employee and the Company prior to the date of this Agreement relating thereto. This Agreement may not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto. No term or provision hereof shall be deemed waived and no breach consented to or excused, unless such waiver, consent or excuse shall be in writing and signed by the party claimed to have waived, consented or excused. A consent, waiver or excuse of any breach shall not constitute a consent to, waiver or, or excuse of any other or subsequent breach whether or not of the same kind of the original breach. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day of and year first above written.

Scientific Industries, Inc.

By:	/s/ Helena R. Santos
Name: Helena R. Santos
Title: President

/s/ Karl Nowosielski
Karl Nowosielski